Lightpath Technologies, Inc. 8-K
Exhibit 4.1

SECOND AMENDMENT TO
8% SENIOR SECURED CONVERTIBLE DEBENTURES DUE AUGUST 1, 2011

THIS SECOND AMENDMENT TO 8% SENIOR SECURED CONVERTIBLE DEBENTURES DUE AUGUST 1, 2011 (this “Amendment”) is made as of March 30, 2011 among Lightpath Technologies, Inc., a Delaware corporation (the “Company”), and the undersigned, being Holders (as that term is defined in each Debenture) holding approximately 98.71% of the current outstanding principal amount of the Debentures, pursuant to and in accordance with Section 9(k) of each debenture identified on Exhibit A attached hereto (each, a “Debenture”).

WHEREAS, the Company desires to extend (the “Extension”) the maturity date of each Debenture until August 1, 2013 (the “Extended Maturity Date”).

WHEREAS, subsequent to the Extension, the Company desires to prepay on August 1, 2011 and August 1, 2012, all interest that would accrue under each Debenture for the year subsequent to each as identified on Exhibit B attached hereto (each such prepayment being hereinafter referred to as the “Debenture Interest Prepayment” and together with the Extension, the “Transactions”).

WHEREAS, the parties desire to amend each Debenture to authorize the Transactions.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.           Recitals.  The above recitals, definitions, preamble and provisions are hereby made a part of this Amendment.

2.           Capitalized Terms.  Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the applicable Debenture.

3.           Amendments to Each Debenture.

(a)           The title of the Debenture shall be deleted and replaced with the following:

“8% SENIOR SECURED CONVERTIBLE DEBENTURE DUE August 1, 2013”.

(b)           The preamble of the Debenture shall be deleted and replaced with the following:

“THIS 8% SENIOR SECURED CONVERTIBLE DEBENTURE is one of a series of duly authorized and validly issued 8% Senior Secured Convertible Debentures of Lightpath Technologies, Inc., a Delaware corporation, (the “Company”), having its principal place of business at 2603 Challenger Tech Court, Suite 100, Orlando, Florida 32826, designated as its 8% Senior Secured Convertible Debenture due August 1, 2013 (this debenture, the “Debenture” and collectively with the other debentures of such series, the “Debentures”).”

(c)           The second paragraph of the Debenture shall be deleted and replaced with the following:

“FOR VALUE RECEIVED, the Company promises to pay to ______________ or its registered assigns (the “Holder”), or shall have paid pursuant to the terms hereunder, the principal sum of $___________ on August 1, 2013 (the “Maturity Date”) or such earlier date as this Debenture is required or permitted to be repaid as provided hereunder, and to pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Debenture in accordance with the provisions hereof.  This Debenture is subject to the following additional provisions:”

(d)           Section 2(a) of each Debenture shall be deleted and replaced by the following:

“a)          Payment of Interest.  The Company shall prepay interest to accrue under this Debenture to the Holder on the aggregate unconverted and then outstanding principal amount of this Debenture at the rate of 8% per annum, on August 1, 2011 for the period beginning on August 1, 2011 through July 31, 2012 and on August 1, 2012 for the period beginning on August 1, 2012 through the Maturity Date (each date on which interest shall be prepaid, an “Interest Payment Date”).”

(e)
The preamble of Annex A Notice of Conversion shall be amended by deleting the reference to “8% Senior Secured Convertible Debenture due August 1, 2011” and replacing such reference with “8% Senior Secured Convertible Debenture due August 1, 2013.”

(f)
The preamble of Schedule 1 Conversion Schedule shall be amended by deleting the reference to “The 8% Senior Secured Convertible Debenture due on August 1, 2011” and replacing such reference with “The 8% Senior Secured Convertible Debenture due August 1, 2013.”

4.           One-Time Waiver of Pro Rata Payment of Optional Redemption in Cash.  The Optional Redemption provision contained in Section 6(a) and (b) in each of the Debentures provides that the Company’s determination to pay an Optional Redemption in cash shall be applied ratably to all of the Holders of the then outstanding Debentures based on their (or their predecessor’s) initial purchases of Debentures pursuant to the Purchase Agreement.  The parties acknowledge that in lieu of entering into the Transactions, some Holders may elect to not participate in the Transactions and instead may convert their respective Debentures into Common Stock in accordance with their terms or permit the Company to pay an Optional Redemption in cash, redeeming all of such Holder’s then outstanding principal amount due on such Debenture.  The undersigned Holders hereby consent to such Optional Redemption and waive the requirements contained in Section 6(a) and (b) of each such Debenture requiring pro rata application to all Holders of such payment in cash.

5.           Date of the Transactions.  The Transactions will be effected as of March 30, 2011.

6.           Counterparts.  This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.  Delivery of executed counterparts of this Amendment electronically (by email or telecopy) shall be effective as an original and shall constitute a representation that an original will be delivered.

7.           Governing Law.  THIS AMENDMENT SHALL BE DEEMED TO BE CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

8.           Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

9.           No Other Modification.  Except to the extent specifically provided to the contrary in this Amendment, all terms and conditions of each Debenture shall remain in full force and effect, without modification or limitation.  In the event of any conflict or inconsistency between any Debenture and the provisions of this Amendment, this Amendment will control and supersede to the extent of such conflict or inconsistency.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

THE COMPANY:	LIGHTPATH TECHNOLOGIES, INC.

	By:	/s/J. James Gaynor
	Name:	J. James Gaynor
	Title:	Chief Executive Officer

THE HOLDERS:

/s/ Louis Leeburg	/s/Robert Ripp
Louis Leeburg	Robert Ripp

CRANSHIRE CAPITAL LP		STEVEN R. J. CYNTHIA H. BRUECK REVOCABLE TRUST UTA DTD 3/14/1991

By:	/s/ Mitchell Kopin	By:	/s/Steven Brueck
Name:	Mitchell Kopin	Name:	Steven Brueck
Title:	President of Downsview Capital, Inc., General Partner	Title:	Trustee

BERG & BERG ENTERPRISES, LLC

/s/ Gary Silverman	By:	/s/Carl E. Berg
Gary Silverman	Name:	Carl E Berg
	Title:	Member

/s/ J. James Gaynor
Joseph J. Gaynor Jr.

EXHIBIT A

Debentures

1.           8% Senior Secured Convertible Debenture Due August 1, 2011 in the original principal amount of $25,000 and a current outstanding principal amount of $18,750, with an original issue date of August 1, 2008 issued by Lightpath Technologies, Inc. (“LPTH”) in favor of Louis Leeburg

2.           8% Senior Secured Convertible Debenture Due August 1, 2011 in the original principal amount of $250,000 and a current outstanding principal amount of $187,500, with an original issue date of August 1, 2008 issued by LPTH in favor of Robert Ripp

3.           8% Senior Secured Convertible Debenture Due August 1, 2011 in the original principal amount of $25,000 and a current outstanding principal amount of $18,750, with an original issue date of August 1, 2008 issued by LPTH in favor of Gary Silverman

4.           8% Senior Secured Convertible Debenture Due August 1, 2011 in the original principal amount of $25,000 and a current outstanding principal amount of $18,750, with an original issue date of August 1, 2008 issued by LPTH in favor of Joseph J. Gaynor Jr.

5.           8% Senior Secured Convertible Debenture Due August 1, 2011 in the original principal amount of $1,000,000 and a current outstanding principal amount of $750,000, with an original issue date of August 1, 2008 issued by LPTH in favor of Berg & Berg Enterprises, LLC

6.           8% Senior Secured Convertible Debenture Due August 1, 2011 in the original principal amount of $25,000 and a current outstanding principal amount of $18,750, with an original issue date of August 1, 2008 issued by LPTH in favor of Steven R. J. Cynthia H. Brueck Revocable Trust UTA dtd. 3/14/1991

7.    8% Senior Secured Convertible Debenture Due August 1, 2011 in the original principal amount of $100,000 and a current outstanding principal amount of $75,000 with an issue date of August 1, 2008 issued by LPTH in favor of Cranshire Capital LP.

EXHIBIT B

Interest Pre-Payments

	Holder	Interest to be Pre-Paid for period 08.01.11 through 07.31.12	Interest to be Pre-Paid for period 08.01.12 through 08.01.13
1.	Louis Leeburg	$1,500	$1,500
2.	Robert Ripp	$15,000	$15,000
3.	Gary Silverman	$1,500	$1,500
4.	Joseph J. Gaynor Jr.	$1,500	$1,500
5.	Berg & Berg Enterprises LLC	$60,000	$60,000
6.	Steve R. J. Cynthia H. Brueck Revocable Trust UTA dtd 3/14/1991	$1,500	$1,500
7.	Cranshire Capital LP	$6,000	$6,000
	Total	$87,000	$87,000